                                                                    Exhibit 23.2
--------------------------------------------------------------------------------

Consent of KPMG LLP

The Board of Directors
ThermoGen, Inc.:

We consent to the inclusion of our report dated March 21, 2000, with respect to the balance sheets of ThermoGen, Inc. as of December 31, 1998 and 1999, and the related statements of operations, shareholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the registration statement (No. 333-39548) on Form S-1 of MediChem Life Sciences, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 21, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP

Chicago, Illinois
October 24, 2000